Exhibit 99.1

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

The undersigned hereby consents to being named in the registration statement on Form S-11 (Registration No. 333-163411) and in all subsequent amendments and post-effective amendments or supplements thereto (the “Registration Statement”) of Wells Core Office Income REIT, Inc, a Maryland corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of his biographical information in the Registration Statement.

Dated: May 26, 2010

/s/ Frank M. Bishop
Name: Frank M. Bishop